Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 4, 2009

Cadiz Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-12114	77-0313235
(Commission File Number)	(IRS Employer Identification No.)

550 South Hope Street, Suite 2850, Los Angeles	90071
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (213) 271-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

On June 4, 2009, Cadiz Inc. (the "Company") completed arrangements to amend its senior debt facility with LC Capital Master Fund, Ltd. and other participating lenders (“the Lenders”).

Under the original terms of this financing arrangement, entered into in June 2006, the Lenders invested $36.375 million in a five year secured convertible loan with an interest rate of 5% per annum during the first three years and 6% per annum thereafter.  The debt was convertible into Cadiz common stock at an average convert price of $21.50.

The significant terms of the amendment are as follows:

•	Maturity date is extended from June 29, 2011, to June 29, 2013;

•	Interest will continue to accrue at 6% per annum through maturity;

•
The convert feature has been modified to allow up to $4.55 million of principal to be converted into 650,000 shares of Cadiz common stock (“Initial Convert Portion”) and the remaining principal and interest to be converted into shares of Cadiz common stock at a conversion price of $35 per share.  If fully converted at June 29, 2013, this would result in Cadiz common stock being issued at an average convert price of $26 per share; and

•
The Company now has the right at any time to prepay the loan's outstanding principal (other than as to the Initial Convert Portion) plus all accrued interest in full at any time without penalty, and may at the same time prepay the Initial Convert Portion either in stock at a 110% conversion premium or, at the election of the lenders, in cash with an equal value (but not less than $4.55 million).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cadiz Inc.

By:	/s/ Timothy J. Shaheen
Timothy J. Shaheen
Chief Financial Officer

Dated: June 4, 2009